Press Release

Source: Weststar Financial Services Corporation
Asheville, North Carolina
April 20, 2006

WESTSTAR FINANCIAL SERVICES CORPORATION AND
BANK OF ASHEVILLE ELECT CHAIRMAN AND VICE CHAIRMAN

At its annual meeting on April 18, 2006, The Board of Directors of Weststar Financial Services Corporation (OTC:BB “WFSC”) and its wholly-owned subsidiary, The Bank of Asheville, elected David N. Wilcox, Chairman, and Stephen L. Pignatiello, Vice Chairman. Both Wilcox and Pignatiello are founding directors of The Bank of Asheville and Weststar Financial Services Corporation. Wilcox has served as Vice Chairman since 1996 and is replacing Ed Anderson, who is remaining on the Board and has served as Chairman since 2002 following the death of Max O. Cogburn, Sr.

David Wilcox grew up in Asheville, graduated from A. C. Reynolds High School, and earned a degree in Entrepreneurship from Baylor University. He worked 20 years in the family business, Wilcox Travel Agency. In December 2004, he joined Hilliard Lyons investment firm as a financial consultant.

Wilcox has been involved in the community as a member of the First Baptist Church of Asheville and the Downtown Rotary Club. Also, he is currently serving on the Board of Directors for the Salvation Army and the Asheville Lyric Opera. Previous boards on which he has serve include American Red Cross, First Baptist Church, and Asheville Sales & Marketing.

Steve Pignatiello is the founder and president of P. Comms, Int’l, one of the Southeast’s most respected wine importers. Pignatiello is also a certified sommelier. The company imports wines from the Burgundy region of France and has earned Pignatiello the nickname “The Burgundy Wine Man.” His client list includes The Grove Park Inn Resort and Spa; The Ritz-Carlton (Buckhead), Atlanta; The Cloister on Sea Island; and the Woodlands.

Wilcox and Pignatiello will also serve on the Bank’s executive, nominating, and compensation committees.

“We have greatly valued the support and leadership that both David and Steve have provided as founding directors of The Bank of Asheville and Weststar Financial Services Corporation. In their new positions of Chairman and Vice Chairman, we look forward to continued growth and profitability of the corporation,” stated G. Gordon Greenwood, President and Chief Executive Officer.

Shareholders approved re-nomination of Steven D. Cogburn, M. David Cogburn, Stephen L. Pignatiello, and Laura A. Webb. They also ratified the appointment of Dixon Hughes, PLLC as auditors for 2006.

For Further Information, please contact:	Randall C. Hall
Executive Vice President and
Chief Financial Officer
Phone (828) 232-2904
email rhall@bankofasheville.com